                                                                     Exhibit 2.5

                             DATED 16 DECEMBER 2005

                             BRIGHTPOINT HOLDINGS BV                         (1)
                                    AS SELLER
                                       AND
                                      KM2P                                   (2)

                                  AS PURCHASER

                                   ----------

                                AGREEMENT FOR THE
                                SALE AND PURCHASE
                          OF 100% OF THE SECURITIES OF
                               BRIGHTPOINT FRANCE
                           AND TRANSFER OF SHAREHOLDER
                                      LOAN

                                   ----------

                                                              (NORTON ROSE LOGO)

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1 Definitions                                                                 2
2 Sale and Purchase of the Securities; Transfer of Shareholder Loan           5
3 Transfer                                                                    6
4 Representations and Warranties of Seller                                    7
5 Representations and Warranties of the Purchaser                             8
6 Covenants                                                                   9
7 Indemnification by Seller                                                  10
8 Indemnification by Purchaser                                               13
9 General                                                                    13

THIS AGREEMENT is made BETWEEN:

(1) BRIGHTPOINT HOLDINGS BV, a limited liability company (besloten vennootschap) constituted under the laws of the Netherlands, having its registered office at 55 Rokin, 1012KK Amsterdam, the Netherlands, registered with the Trade Register (Handeisregister) of Amsterdam under number 24284025, represented by its chief executive officer, Steven Edward Fivel, hereinafter referred to as the "SELLER";

AND

(2) Mr. Daniel Krys, born on 23 October 1949 in Paris, residing in 16 rue Sibuet - 75012 Paris, acting in his own name and on behalf of KM2P, a French joint stock company (societe par actions simplifiee) with a share capital of EUR 37,000, having Its registered office at 16 rue Sibuet - 75012 Paris, in the course of incorporation and registration with the Registry of Commerce and Companies of Paris, represented for the purposes hereof by Mr. Daniel Krys, in his capacity as founding shareholder, hereinafter referred to as "KW2P" or "PURCHASER", Mr. Daniel Krys having the faculty of substituting KM2P in all his rights and obligations hereof as soon as the latter will be incorporated and registered by notice in writing to this effect to the Seller, on receipt of which Mr. Daniel Krys shall be released, for the avoidance of doubt, from all obligations hereunder and all Purchaser rights shall inure to KM2P;

     The Seller and the Purchaser being referred to collectively hereinafter as the "PARTIES".

WHEREAS:

(A) Brightpoint (France) SARL is a French limited liability company (societe a responsabilite limitee) with a share capital of EUR 900,000 (nine hundred thousand Euro), registered with the Registry of Commerce and Companies of Bobigny under single identification number 417 753 217 RCS Bobigny, having its registered office at 14, rue Davoust 93698 Pantin (hereinafter referred to as "BRIGHTPOINT FRANCE" or the "COMPANY").

(B) The Seller is the owner of sixty thousand (60,000) Securities with a par value (valeur nominate) of EUR 15 (fifteen Euro) each (the "SECURITIES"), representing one hundred percent (100%) of the share capital and voting rights of the Company

(C) The Company owns or will on the Transfer Date own all of the shares or interests ("actions" or "parts sociales") In each of the following companies:

     - Eurocom Systems, a French corporation (societe anonyme) with a share capital of EUR 736,200 (seven hundred and thirty-six thousand, two hundred Euro), registered with the Registry of Commerce and Companies of Bobigny under single identification number 339 824 237 RCS Bobigny, having its registered office at 14, rue Davoust 93698 Pantin (hereinafter referred to as "EUROCOM");

     - Mega-Hertz, a French limited liability company (societe a responsabilite limitee) with a share capital of EUR 7,500 (seven thousand, five hundred Euro), registered with the Registry of Commerce and Companies of Bobigny under single, identification number 381 774 975 RCS Bobigny, having its registered office at 14, rue Davoust 93698 Pantin (hereinafter referred to as "MEGA-HERTZ"); and

     - Mega-Hertz Entreprises, a French limited liability company (societe a resposabilite limitee) with a share capital of EUR 8,000 (eight thousand Euro), registered with the Registry of Commerce and Companies of Bobigny under single Identification number 439 602 509 RCS Bobigny, having its registered office at 14, rue Davoust 93698 Pantin (hereinafter referred to as "MEGA-HERTZ ENTREPRISES");

(D) Eurocom owns or will on the Transfer Date own all of the shares in Autocom, a French limited liability company (societe a responsabilite limitee) with a share capital of EUR 7,774 90 (seven thousand, seven hundred and seventy-four Euro and ninety Euro cents), registered with the Registry of Commerce and Companies of Bobigny under single identification number 411 121 122 RCS Bobigny, having its registered office at 14, rue Davoust 93698 Pantin (hereinafter referred to as "AUTOCOM")

     (Eurocom, Autocom, Mega-Hertz and Mega-Hertz Entreprises being referred to collectively as the "SUBSIDIARIES" and the Company and the Subsidiaries being referred to collectively as the "GROUP COMPANIES")

(E) KM2P is an acquisition vehicle constituted for the purposes of the acquisition referred to herein, the main shareholder, owning the absolute majority of the shares is Mr. Daniel Krys, the Commercial Director (Directeur Commercial), one of the other shareholders being Mr. Stewart Mann, previously the Financial Director (Directeur Financier) of the Company (collectively, the "MANAGERS")

(F) The Seller wishes to sell the Securities and to transfer the Shareholder Loan to the Purchaser, and the Purchaser wishes to purchase the Securities and acquire the Shareholder Loan from the Seller, subject to and In accordance with the terms of the present Agreement,

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1    DEFINITIONS

1.1  In this Agreement, the following terms have the following meanings:

     "AFFILIATE" when used with reference to a specified person, means any person that directly, or Indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person For the purposes of this Agreement, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall have the meaning ascribed to the term "controle" in Article L. 233-3 of the French Commercial Code (Code de Commerce).

     "AGREEMENT" means this share purchase agreement and its Exhibits, as the same may, from time to time, be amended, supplemented or modified

     "BUSINESS" means the principal business activity of the Group Companies prior to the Transfer Date, which involves the supply of services and the sale on the French territory of products relating to wireless and mobile communication as well as components and accessories in relation thereto

     "BUSINESS DAY" means a day, other than a Saturday or Sunday or public holiday in France, on which commercial banks in Paris, France are open for business and in particular, the transfer of monies.

     "CLAUSES" means the clauses of this Agreement unless otherwise stated.

     "COMPANY" has the meaning specified In the Recitals.

     "DEED OF TRANSFER" deed of transfer (acte de cession de parts) to be executed for tax registration and corporate filing purposes only between the Purchaser and the Seller, in a form mutually agreed;

     "DEFERRED SHAREHOLDER LOAN TRANSFER PRICE PAYMENTS" has the meaning specified in Clause 2.3.2(b) below.

     "ENCUMBRANCE" means, for an asset (including any share or security) of any Group Companies and for the securities, any liens (soretes), claims, charges, easements, mortgages, encumbrances or restrictions of any sort, prior approval clause, put or call options, undertakings to secure, options or rights of first refusal or preemptive'right or any other third party right or obligation of whatever sort affecting its ownership, its transfer or the exercise of any other right with respect thereto.

     "FRENCH TAX AUTHORITIES" means the Direction General des impots of the Ministere de I'Economie, des Finances et de I'Industrie, and/or any other Governmental Authority charged with the collection of Taxes in France

     "GOVERNMENTAL AUTHORITY" means, both in France and outside of France, any court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission authority or instrumentality;

     "GROUP COMPANIES" has the meaning specified in the Recitals.

     "HTC PRODUCTS" has the meaning specified in Clause 6.6

     "MANAGERS" has the meaning set forth in the Recitals

     "PARTIES" has the meaning specified in the Recitals.

     "PERSON" means any natural person (personne physique) or legal entity (personne morale).

     "PROCEEDING" means any action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (collectively "PROCEEDINGS").

     "PURCHASER CLAIM" has the meaning specified in Clause 7.2.

     "PURCHASER LOSS" has the meaning specified in Clause 7.

     "PURCHASE PRICE" has the meaning specified In Clause 2.2.

     "PURCHASER WARRANTIES" means the representations and warranties made by the Purchaser to the Seller in Clause 5

     "RECITALS" means the paragraphs of this Agreement set out under "Whereas" above.

     "SALES PARTIES" has the meaning specified in the Recitals.

     "SELLER GROUP" means the Seller and all the Affiliates of the Seller.

     "SELLER'S TERRITORY" has the meaning specified in Clause 6.6

     "SELLER WARRANTIES" means the representations and warranties made by the Seller to the Purchaser in Clause 4

     "SHAREHOLDER LOAN" means all amounts extended by the Seller to the Company by way of shareholder loan (compte courant d'associte) or otherwise, being in the aggregate principal and interests amounting on 30 September 2005 to EUR 11,656,367 67 for indicative purposes only and not by way of limitation

     "SHAREHOLDER LOAN TRANSFER" means the assignment and transfer by the Seller to the Purchaser all of the rights of the Seller to payment and otherwise against the Company in respect of, or arising under the Shareholder Loan, effected by way of cession de creances pursuant to the Shareholder Loan Transfer Agreement.

     "SHAREHOLDER LOAN TRANSFER AGREEMENT" the agreement providing for the Shareholder Loan Transfer attached hereto as Exhibit 1.

     "SHAREHOLDER LOAN TRANSFER PRICE". has the meaning specified in Clause
     2.3.1 below

     "SHAREHOLDER LOAN TRANSFER PRICE PAYMENTS" has the meaning specified in Clause 2.3.2

     "SECURITIES" has the meaning specified in the Recitals

     "SIGNATURE DATE" means the date on which the present Agreement is signed, as set forth on the signature page hereof.

     "SUBSIDIARIES" has the meaning specified in the Recitals.

     "TAX" means any taxes, duties, deductions, contributions or charges (including social security (Securite Socials) contributions and parafiscal charges), including in particular, income tax, capital gains tax, property tax, business tax, withholding tax, indirect taxes, local taxes, value added tax, salary and employment taxes, registration or stamp duties, customs duties (droite de douane) imposed or collected by any State or by any organization or local authority, national or supranational, and including interest, penalties, fines, reassessments and other related charges; and "TAXATION" shall be construed accordingly

     "TAX REGULATION" means Tax or customs law, as well as decrees, orders or other texts of application or interpretation of the relevant law applicable in a given country, as well as any international treaty

     "TOTAL INDEMNIFICATION" has the meaning specified in Clause 7.6.3

     "TRADEMARK LICENSE AGREEMENT" means an agreement to be signed at Transfer pursuant to which;

          - Brightpoint Inc shall grant at no cost the Company and its Subsidiaries a license to use the "Brightpoint" name for a period of nine months following the Transfer Date (the "TRADEMARK LICENSE PERIOD") and shall allow the use by the Group Companies of the domain names "Brightpoint.fr" and "brightpoint-france.com" and the related email addresses, however, solely on receive-only service for 12 months following the Transfer Date; and

          - the Company shall agree (in its own name and on behalf of the Subsidiaries) to cease using the Brightpoint name for commercial purposes (including without limitation in its business activities, in its legal name (raison socials) and for internet domain purposes), no later than at the end of the duration provided for under the Trademark License Agreement.

     "TRANSACTION" has the meaning ascribed to it in Clause 2.1.1

     "TRANSFER" means the sale by the Seller and purchase by the Purchaser of the Securities and the transfer of the Shareholder Loan and the other transactions contemplated in connection therewith in accordance with the terms hereof as envisaged by Clause 3

     "TRANSFER DATE" means the date on which the Transfer takes place, which shall occur on the date of signature of this Agreement.

1.2  In this Agreement, unless the context requires otherwise:

1.2.1 references to any French legal term for any action, remedy, method of Judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than France, as the case may be, be deemed to include what most nearly approximates in that jurisdiction to the French legal term;

1.2.2 references to time are to Paris time; and

1.2.3 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons

2    SALE AND PURCHASE OF THE SECURITIES; TRANSFER OF SHAREHOLDER LOAN

2.1  Sale and Purchase of the Securities; Shareholder Loan Transfer

2 1.1 Upon and subject to the terms and conditions of this Agreement;

     (a) the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, the Securities, free and clear from all Encumbrances and other third party rights, as well as all rights now or hereafter attaching to the Securities, including but not limited to, voting and distribution rights with effect from the Transfer Date, it being specified that the Company owns on the Transfer Date 100% of the Securities of the Subsidiaries free and clear from all Encumbrances; and

     (b) the Seller hereby assigns and transfers to the Purchaser, and the Purchaser hereby acquires from the Seller, all of the Seller's rights, to payment and otherwise, against the Company in respect of, or arising under the Shareholder Loan, pursuant to the Shareholder Loan Transfer, free and clear from all Encumbrances

     (such transactions being referred to collectively in this Agreement as the "TRANSACTION")

2.1.2 The sale of the Securities and the Shareholder Loan Transfer shall occur on the Transfer Date and such transfer shall be deemed to occur simultaneously with the other actions described in Clause 3 (Transfer) below

2.2  Purchase Price

     The purchase price for the Securities (the "PURCHASE PRICE") shall be equal to an amount of EUR 1 (one Euro) payable by the Purchaser to the Seller, in full on the Transfer Date.

2.3  Shareholder Loan Transfer Price and payment

2.3.1 The price for the transfer of the Shareholder Loan (the "SHAREHOLDER LOAN TRANSFER PRICE") shall be equal to EUR 1,392,000 (one million, three hundred and ninety two thousand Euro).

2.3.2 The Shareholder Loan Transfer Price shall be payable by the Purchaser to the Seller in the following amounts and at the following times (the "SHAREHOLDER LOAN TRANSFER PRICE PAYMENTS"):

     (a) the Purchaser shall pay to the Seller an amount equal to EUR 100,000 (one hundred thousand Euro) on the Transfer Date or at the latest on or before January 31, 2006.

     (b) thereafter, the Purchaser shall pay to the Seller three additional Shareholder Loan Transfer Price Payments (the "DEFERRED SHAREHOLDER LOAN TRANSFER PRICE PAYMENTS") as follows:

          (i) EUR 364,000 (three hundred and sixty four thousand Euro) to be paid at the latest on the first anniversary date of the Transfer Date;

          (ii) EUR 464,000 (four hundred and sixty four thousand Euro) to be paid at the latest on the second anniversary date of the Transfer Date;

          (iii) EUR 464,000 (four hundred and sixty four thousand Euro) to be paid at the latest on the third anniversary date of the Transfer Date;

          (iv) The aggregate amount of the Deferred Shareholder Loan Transfer Price Payments from time to time outstanding shall bear Interest at 4% per annum payable In arrears on each Deferred Shareholder Loan Transfer Price Payment at the time of its payment

2.3.3 Default of payment of Shareholder Loan Transfer Price Payments

     In case of failure by the Purchaser to pay any of the Shareholder Loan Transfer Price Payments as specified under Clause 2.3.2 on the due date which shall remain uncured ten (10) Business Days after notice to cure sent by the Seller in accordance with Clause 9.6, the outstanding amount of the relevant Shareholder Loan Transfer Price Payment will bear interest at 8% per annum from the relevant due date until the date of actual payment in full

2.3.4 In the event of a transfer of securities of the Purchaser to a third party (or of any similar transaction, such as a transfer of assets, loan of securities or of assets, etc) which would result in the loss of absolute majority of the share capital or control of the Purchaser by Mr Daniel Krys the remaining amount of the Shareholder Loan Transfer Price shall be immediately payable by the Purchaser prior to such change of control, which shall be notified by Purchaser and/or Mr Daniel Krys to Seller In prior to such change of control or loss of absolute majority in the share capital Without prejudice to the above, every six (6) months Mr Daniel Krys will confirm in writing that he still holds the absolute majority of the share capital and the control of the Purchaser by a letter notified to Seller in accordance with Clause 9.6

2.3.5 Mechanics of Shareholder Loan Transfer Price payments

     Each of the Shareholder Loan Transfer Payments shall be made by the Purchaser to the Seller by wire transfer to the Seller's account, the details of which shall be communicated by the Seller to the Purchaser

3    TRANSFER

3.1.1 On the Transfer Date, the Seller has delivered to the Purchaser:

     (a) all of the statutory, corporate, share transfer ledger, individual shareholder accounts, minute and other books of each of the Group Companies;

     (b)  the written resignations of each of:

          (i) the managing directors (gerants) of each of the Company, Mega-Hertz, Mega-Hertz Enterprises and Autocom; and

          (ii) the members of the Board of Directors (consell d'administration) of Eurocom (with the exception of Daniel Krys);

          duly executed by the persons holding such positions and confirming that at the Transfer Date they do not have any claim against any of the Group Companies;

     (c) the written resignations of Ernst & Young Audit and Mr. Robert Valin from their positions as statutory auditor (commisseire aux comptes titulaire) and substitute auditor (commissaire aux comptes suppleant) of the Company and Eurocom with effect for the financial year 2006, the Seller undertaking to pay the audit fees for the financial year 2005;

     (d) two original signed copies of the Trademark License duly executed by Brightpoint Inc;

3.1.2 On the Transfer Date, the Purchaser has delivered to the Seller:

     (a) payment of the Purchase Price, pursuant to the terms and conditions referred to in Clause 2.2 hereof;

     (b) an original signed copy of the Trademark License, duly executed by the Company;

     (c) executed copies of the contractual and corporate documents relating to the pledge over 100% of the securities of the Company by the Purchaser for the benefit of the Seller.

3.1.3 The Purchaser and the Seller have executed and exchanged:

     (a) the Shareholder Loan Transfer Agreement, it being specified that the Purchaser undertakes to notify the Company within 5 Business Days of such transfer;

     (b) the Deed of Transfer of Securities in six originals, one of which shall be for the Purchaser, one for the Seller and four shall be used for tax registration purposes

4    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1  Scope of Seller Warranties

4.1.1 The Purchaser acknowledges that KM2P is an acquisition vehicle constituted for the purposes of the acquisition referred to herein, certain of the principals of which (the Managers) are current and former senior executives of the Company, who have or until recently have had significant responsibility for the running of, and who are fully familiar with the Business.

4.1.2 Accordingly, the Purchaser agrees that the Seller shall not make any representation and warranties to the Purchaser other than those provided in Clause 4.2 to 4.5 hereunder

4.2  Organization, Authority and Validity

4.2.1 The Seller is a limited liability company (besloten vennootschap) duly organized and validly existing under the laws of the Netherlands. The Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder

4.2.2 The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the competent corporate bodies of the Seller, and no other corporate action on the part of the Seller is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.

4.2.3 This Agreement has been duly executed by the Seller and constitutes a legal, valid and binding obligation of the Seller in accordance with its terms

4.3  No Breach

     Neither the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated herein:

     (a) conflicts with or violates any provision of its articles or any of its corporate governance documents;

     (b) violates, conflicts with or results in the breach of any contract to which it is a party; or

     (c)  constitutes a violation by it of any laws or regulations;

     except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

4.4  Ownership of Securities; Capital Structure; Intercompany Indebtedness

4.4.1 The Seller has full and valid title to the Securities and the Securities are free of all Encumbrances or of restrictions affecting their transfer The Securities represent 100% (one hundred percent) of the capital and voting rights of the Company. The Seller is entitled to dispose freely of and transfer the Securities without any restriction. Neither the Company nor any of the Subsidiaries has as of the Transfer Date any indebtedness, actual or contingent, to the Seller Group other than the Shareholder Loan or in respect of arms length trade payables in the ordinary course of business

4.4.2 The Company has full and valid title to all of the securities issued by each of the Subsidiaries (whether parts sociales in the case of Mega-Hertz, Autocom and Mega-Hertz Enterprises, or actions in the case of Eurocom) (the "SUBSIDIARIES SHARES") and the Subsidiaries Shares are free of all Encumbrances

4.5 Except as set forth in Exhibit 4.5 hereto, between October 1, 2004 and the Transfer Date, all returns, declarations and reports relating to corporate tax (impot sur les socletes), value added tax (taxe la valeur ajoutee -
     TVA) and social security (URSSAF, assurance maladie, caisses de retraite, ASSEDIC) required to be delivered by the Company to the French Tax Authorities have been correctly and accurately made in all material respects in compliance with the applicable regulations and delivered in due time

4.6 The Purchaser agrees that the Seller shall not be liable under the representations and warranties provided under Clause 4.4 to 4.5 with respect to a Purchaser Loss, in the event that one of the Managers had knowledge, which shall not be presumed, prior to the date hereof of the inaccuracy or of the breach of the representation or of the warranty having given rise to such Purchaser Loss.

5    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby makes the representations and warranties set forth below to the Seller

5.1  Organization, Authority and Validity

5.1.1 KM2P is a simplified share company (societe par actions simpliflee) duly organized and validly existing under the laws of France. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

5.1.2 The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the relevant corporate bodies of the Purchaser, and no other corporate action on the part of the Purchaser is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.

5.1.3 This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser in accordance with its terms

5.2  No Breach

     Neither the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated herein:

     (a) conflicts with or violates any provision of its by-laws (statuts) or any of its corporate governance documents;

     (b) violates, conflicts with or results in the breach of any contract to which it is a party; or

     (c)  constitutes a violation by it of any laws or regulations;

     except for any such matters that would not, either Individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

5.3  Consents and Proceedings

5.3.1 No consent is required to be obtained by the Purchaser in connection with the execution of this Agreement or the consummation of any of the transactions contemplated herein

5.3.2 There is no pending Proceeding involving the Purchaser which seeks to enjoin the consummation of the transactions contemplated by this Agreement, or which may result in its nullification

5.4  Capitalization of KM2P

5.4.1 The Purchaser represents and warrants that KM2P will have a registered share capital of at least EUR 300,000 (three hundred thousand Euros) as of March 31, 2005 and covenants that such share capital shall not be reduced unless and until all of the Shareholder Loan Transfer Price Payments have been received by Seller

5.5  Purchaser's Interest

     KM2P has been constituted as a management buy-out vehicle for the purpose of enabling the Managers, to purchase the Group Companies The Purchaser has no plans, on the date hereof, to resell the Business, in whole or In part, or the shares of any of the Group Companies to any competitor of the Seller or of one of its Affiliate, with the exception of the contemplated sale to SFR of the B to B Business and of the leasehold of the rue de Bethune retail premises in Lille

6    COVENANTS

6.1  Temporary Employment Contract

     Seller hereby undertakes to bear the costs relating to the temporary employment contract of Mr Raphael Chaumien from the Transfer Date to the end of said contract

     Seller represents and warrants that the Company has no more liability with respect to the services contract relating to the use by the Company of the services supplied by Mr Dominique Betsch and Mrs Fabienne Deles.

6.2  Co-operation

     Each Party shall co-operate with the other insofar as is reasonable necessary for it to do so, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including relevant workers' committees) as shall be required in order to enable the Parties to effect the transactions contemplated hereby

6.3  Insurance

     The Purchaser shall be responsible for arranging insurance with effect from the Transfer Date In respect, in the future, of those matters and risks as are covered by the policies subscribed by the Seller Group which will cease to provide cover for the Business and assets of the Company from such date

6.4  Public Announcements

     No Party and no Affiliate of any Party shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by law or the regulations of any recognized stock exchange. The text of any public statement which any Party proposes to make with respect to such transactions shall be submitted to the other Parties three (3) Business Days prior to the date on which the announcement is to be made and

     (except for the public announcements required by applicable laws or regulations) shall be reasonably agreed by the Parties.

6.5  Confidentiality

     Except as required by law or regulation, the Parties undertake not to disclose, and to use their best efforts to procure that none of their respective directors, employees, officers or agents shall disclose to any Person at any time before or after the Transfer any confidential information, observations, data, written materials, records or documents which may be disclosed or delivered In the course of the negotiations of this Agreement or the actions taken pursuant to this Agreement (the "CONFIDENTIAL INFORMATION") The Parties further undertake to use the Confidential Information for the exclusive purpose of the transactions contemplated herein

6.6  Non Competition

     The Seller hereby undertakes on its behalf and on behalf of the Seller Group not to carry on or be engaged directly or indirectly (except as expressly authorized in writing by the Purchaser) on the territory of France (the "TERRITORY") for a period of 18 (eighteen) months from the Transfer Date, in any business which may compete with the Business, it being specified that the Seller and its Affiliates shall be entitled, as from the Transfer Date to sell, directly or indirectly, mobile terminals (as well as components, accessories and equipments in relation thereto) in the Territory, with the exception of products manufactured by or on behalf of High Tech Computer (the "HTC PRODUCTS"), which the Seller Group shall not be entitled to sell directly or indirectly in the Territory until the expiry of the above 18 month period,

     The Purchaser undertakes on its behalf and on behalf of its Affiliates, not to carry on or be engaged directly or indirectly (except as otherwise agreed in writing with the Seller) for a period of 18 (eighteen) months as from the Transfer Date, in any business which involves the supply of services and the sale of any products relating to wire and mobile telecommunication (as well as components, accessories and equipments in relation thereto) on the territories in which the Seller Group has a subsidiary or a branch as of the date hereof (the "SELLER'S TERRITORIES"), it being specified that the Purchaser shall be entitled, as from the Transfer Date, to sell, directly or indirectly, mobile terminals (as well as components, accessories and equipments in relation thereto) in the Seller's Territories, with the exception of HTC Products which the Purchaser shall not be entitled to sell directly or indirectly in the Seller's Territories until the expiry of the above 18 month period.

7    INDEMNIFICATION BY SELLER

7.1  Indemnification

     Subject to the provisions of this Agreement, the Seller hereby undertakes to indemnify the Seller for all damages, losses and reasonable expenses (collectively a "PURCHASER LOSS") actually suffered by the Purchaser as a result of any inaccuracy or breach of the representations and warranties or covenants of the Seller hereunder.

     Any indemnification due by the Seller with respect to a Purchaser Loss shall be paid to the Purchaser or to the Group Company designated by the Purchaser.

     (a) either, within eight (8) days following the date of a written agreement reached between the Purchaser and the Seller on the corresponding Indemnification;

     (b) or, within eight (8) days following the date of a definitive and binding court decision rendered against any of the Group Companies in case of a third party claim;

     (c) or, in the event that the Purchaser Claim has been made in compliance with the provisions of this Agreement and the Seller has not contested such Purchaser Claim within sixty (60) days following the notification thereof;

     (d) or, in case of disagreement between the parties with respect to a Purchaser Claim, within eight (8) days following a court decision becoming definitive and binding pursuant to a proceeding initiated in compliance with Clause 9.9.2 hereof, or following the settlement agreement signed between the parties and in relation to such conflict

7.2  Purchaser Claims

     In order to be valid, any claims made by the Purchaser under the terms of this Clause 7 (a "PURCHASER CLAIM") shall be made in writing as follows (failing which such Purchaser Claim shall be forfeited):

7.2.1 each Purchaser Claim shall state, with reasonable detail, the specific grounds therefore and the amount claimed; and

7.2.2 each Purchaser Claim shall be delivered by the Purchaser to the Seller no later than sixty (60) days after the Purchaser becomes aware of the circumstances giving rise to such Purchaser Claim or, if the circumstances so require (e.g., in the case of emergency proceedings or when the response to a notification must be given within a time period subject to forfeiting its rights), the Purchaser will send the written notification to the Seller with sufficient time to permit the Seller to take the actions referred to in Clause 7.4.

7.3  Period for making of Purchaser Claims

     Any Purchaser Claims may give rise to Indemnification only if notified by the Purchaser to the Seller prior to the expiration of a period of six (6) months from the Transfer Date, except for Purchaser Claims in relation to the representation given in Clause 4.5 which shall be validly notified to the Seller up to one (1) month following the expiration of the relevant statute of limitations applicable to the facts or actions in question

7.4  Third-Party Purchaser Claims

     In the event that a Purchaser Claim is made on the basis of a claim made by a third party against a Group Company, the Seller may retain a counsel at its own expense in order to follow the evolution of third party claims and the way they are managed and to communicate to the Purchaser and its counsel any arguments to defend the interests at stake, it being specified that the Purchaser and/or the Group Company involved shall remain entitled to defend the interests of the Group Company involved At the Seller's request, the Purchaser shall cause said Group Company to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with the Seller and the counsel appointed by the Seller The Purchaser shall provide, and shall cause the Group Companies to provide the Seller, for information purposes, with all information or documents in relation to said third-party claim. which the Seller may reasonably request. However, the Purchaser shall not, and shall cause the Group Companies not to, settle, admit liability or withdraw any claim in connection with said third-party claim without the prior written consent of the Seller.

7.5  Actual Nature of Purchaser Loss

7.5.1 A Purchaser Loss shall be eligible for indemnification by the Seller to the extent and only to the extent such Purchaser Loss has actually been sustained by the Purchaser or by any of the Group Companies but, in the event of a contingent Purchaser Loss, shall be entitled to make a holding claim in accordance with Clause 7.2.

7.5.2 Any deficiency assessed by the French Tax Authorities the sole effect of which is to shift a tax liability from one fiscal year to another shall give rise to indemnification by the Seller only insofar as a Group Company is required to pay a penalty, cost or Interest charge in relation thereto

7.5.3 Any deficiency assessed with regard to a recoverable Tax, such as a value-added tax, shall give rise to indemnification by the Seller only insofar as the Tax shall prove to be irrecoverable or a Group Company is required to pay a penalty, cost or interest charge in relation thereto.

7.5.4 Any Indemnification due by the Seller shall be calculated taking into account the effect of any net tax savings effectively realized by the Group Companies as a result of the tax deductibility of the relevant Purchaser Loss.

7.5.5 For purposes of calculation of the indemnification due by the Seller, any amounts paid to the Purchaser or the Group Companies under insurance policies or any other amount directly connected to the Loss concerned, and compensating the Purchaser Loss for which the Purchaser Claim is made shall be deducted. If the Seller pays an indemnity in respect of a Purchaser Loss and the Purchaser or any of the Group Companies subsequently recovers or may recover (even after expiration of the relevant time limit set forth in Clause 7.3) all or part of the amount of such indemnity from a third party (including insurance companies or French Tax Authorities), the Purchaser shall take or shall cause the Group Companies to take all reasonable steps to recover such amount and, immediately upon recovery thereof, shall pay, or cause the Group Companies to pay, to the Seller the amount thereby recovered, net of any relating taxes. In the event that the amounts paid following such recovery shall result in the Purchaser Loss(es) becoming inferior to the amount (Deductible) specified In Clause 7.6.1, the Purchaser shall repay to the Seller the full amount paid by the Seller in respect of all the relevant Purchaser Loss(es)

7.5.6 Any indemnification due by the Seller shall be based on the amount of the Purchaser Loss actually suffered by the Group Companies, and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or settling the Shareholder Loan Transfer Price.

7.5.7 Only direct Purchaser Losses sustained by the Purchaser or the Group Companies shall be eligible for indemnification by the Seller

7.5.8 Any indemnification due by the Seller shall in all cases be limited to the amount of the Purchaser Loss, notwithstanding the fact that the event giving rise to the Seller's obligation may originate from an inaccuracy of several of the representations made under Clause 4 hereof

7.5.9 In the event that a Group Company is required to make a payment in connection with a third-party claim, the Seller shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by such Group Company

7.5.10 The Seller shall not be held liable for indemnification of any Purchaser Loss sustained by a Group Company, to the extent that such Purchaser Loss is directly compensated by a gain accruing to the benefit of another Group Company and corresponding to the Loss suffered by another Group Company.

7.6  Determination of Indemnification

7.6.1 No indemnification shall be due by the Seller unless the aggregate amount of the Indemnification owed by the Seller exceeds (after all deductions pursuant to this Clause 7) EUR 50,000 (fifty thousand Euro), and such indemnification shall then become due for the total aggregated amount exceeding such deductible amount

7.6.2 In respect of individual Purchaser Claims, the Purchaser shall be entitled to indemnification only if the amount of the indemnification exceeds EUR 2,000 (two thousand Euro) per such individual Purchaser Claim (provided that all claims having their source in the same specie should be aggregated for such purposes) and any indemnification which would be owed by the Seller but for this Clause 7.6.2 (i.e., an individual amount not exceeding EUR 2,000 (two thousand Euro)) shall not be counted towards the amount set forth in Clause 7.6.1 above.

7.6.3 The total indemnification that may be due by the Seller to the Purchaser (the "TOTAL INDEMNIFICATION") shall not exceed, and the liability of the Seller to the Purchaser hereunder shall be limited to, the aggregate of fifty percent (50%) of the aggregate amount of the Shareholder Loan Transfer Price

7.7  Exonerating and Mitigating Factors

7.7.1 The Seller shall not be held liable for Indemnification to the extent the Purchaser Loss for which indemnification is sought may be attributed to any voluntary action or omission on the part of the Purchaser and/or the Group Companies after the Transfer Date or any change in accounting methods (including consolidation methods) or policies of the Group Companies after such date, except if the accounting principles applied before the Transfer Date did not comply with applicable laws.

7.7.2 The Seller shall not be held liable In respect of any breach of representation or warranty which would not have occurred but for any Tax related law passed after the date of this Agreement with retroactive effect

7.7.3 The Purchaser, upon learning of the situation giving rise or likely to give rise to a Purchaser Loss, shall use its best efforts to mitigate the corresponding Purchaser Loss

7.7.4 In the event that a situation giving rise to a Purchaser Claim is curable, the Purchaser shall use its best efforts in order to procure that such a cure be implemented.

7.7.5 The Seller shall not be held liable for indemnification If the Purchaser has not exercised, or has not caused the Group Companies to exercise, any and all rights the Purchaser or the Group Companies may have against third parties in connection with the corresponding Purchaser Loss.

7.8  Exclusivity of Remedy

     The indemnification provided in this Clause 7 shall be the exclusive remedy of the Purchaser against the Seller in respect of any breach of any representation, warranty, covenant or undertaking of the Seller

7.9  No other representations by Seller

     The Seller neither makes any representation nor gives any warranty to the Purchaser other than as specifically provided for in Clause 4

8    INDEMNIFICATION BY PURCHASER

     Subject to the provisions of this Agreement, the Purchaser hereby undertakes to Indemnify the Seller for all damages, losses and reasonable expenses (collectively a "SELLER LOSS") actually suffered by the Seller or by any company in the Seller Group as a result of any inaccuracy or breach of the representations and warranties or covenants of the Purchaser hereunder.

9    GENERAL

9.1  Expenses

     Each Party shall bear the fees, costs and expenses Incurred by it in respect of its respective counsel, accountants, brokers and other business advisers in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Any and all stamp or registration duties which may be assessed on account of any act or failure to act of any Party, whether intentionally or otherwise, shall be borne entirely by such Party, it being understood, for the avoidance of doubt, that all registration and stamp duties (and any late payment Interest or penalties thereon) payable in relation to the acquisition of the Securities pursuant to this Agreement shall be for the sole account of the Purchaser.

9.2  Entire Agreement; Modification

     This Agreement (Including the Exhibits hereto) and any document delivered by the Seller or the Buyer in accordance herewith, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, whether oral or written. This Agreement shall not be modified, changed, discharged or terminated except by a written agreement signed by all of the Parties

9.3  Benefits

     This Agreement is intended to be solely for the benefit of the Parties and shall be binding upon them and their respective permitted successors and assigns Nothing in this Agreement or any other agreement delivered or executed as part of the transactions contemplated herein shall be construed to confer a benefit on any party that is not a party to this Agreement

9.4  Assignment

     This Agreement may not be assigned by either Party without the prior written consent of the other Party A sale of substantially all of the assets of a Party or the Company or a merger with another Person other than an Affiliate of such Party or the Company shall be deemed to be an assignment for the purposes of this Agreement

9.5  Severability

     The invalidity of all or any part of any Clause of this Agreement shall not render the remainder of that Clause or of this Agreement invalid, and the Agreement shall be carried out as nearly as possible according to its original terms and intent If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that the provision is enforceable.

9.6  Notices

     All notices, requests, demands, and other communications given or made hereunder (a "NOTICE") shall be in writing and shall be delivered personally, sent by registered mail, return receipt requested, postage prepaid or transmitted by facsimile to the Party to whom such Notice is directed at the following address or at such other address or fax number as may be designated by Notice from such Party:

     To the Seller as follows:

     Brightpoint Holdings BV
     55 Rokin,
     1012KK Amsterdam
     The Netherlands
     Fax: +31 20 521 48 21

     For the attention of: Adriaan Alferink

     With a copy to:

     Brightpoint Inc
     201 Airtech Parkway
     Plainfield, IN 46168
     USA
     Fax: +1 317 707 2514
     For the attention of: Steven E Fivel

     And to:

     Norton Rose
     Washington Plaza
     42 rue Washington
     75408 Paris Cedex 08
     Fax: +33 1 53 89 56 56
     Attn: Herve Castelnau

     To the Purchaser as follows:

     Daniel Krys
     14, rue Davoust
     93698 Pantin
     Fax:

     And to:

     Hausmann & Associes
     4, Avenue Velasquaz
     75008 Paris
     Fax: +33 153 83 74 01
     Attn: Christopher Wilde

     Any Notice given or made in the manner prescribed above shall be deemed to have been received seven (7) Business Days after the date of mailing or on the date of delivery by hand or transmission by facsimile

9.7  Non-Waiver

     The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision in accordance with its terms

9.8  Language

     This Agreement is entered into in the English language

9.9  Governing Law and Dispute resolution

9.9.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of France.

9.9.2 Any dispute relating to this Agreement will be submitted to the exclusive jurisdiction of the Tribunal de Commerce of Paris.

     Executed in Paris, on 16 December 2005 in 3 original copies

/s/ STEVEN EDWARD FIVEL                 /s/ DANIEL KRYS
-------------------------------------   ----------------------------------------
BRIGHTPOINT HOLDINGS BV                 KM2P
represented by Steven Edward Fivel      represented by Daniel Krys
duly authorised for the purpose         duly authorised for the purpose hereof
hereof


/s/ MR. DANIEL KRYS
-------------------------------------
MR. DANIEL KRYS